Exhibit 10.52

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is made and entered into as of this 14th day of March, 2005 (the “Effective Date”) by and between LAKESIDE PURCHASER, LLC, a Delaware limited liability company (“Seller”) and DIGITAL REALTY TRUST, L.P., a Maryland limited partnership (“Purchaser”).

The circumstances underlying the execution of this Agreement are as follows:

A.     Seller owns the real estate located at 350 East Cermak Road, Chicago, Illinois, consisting of approximately 5.46 acres and legally described on Exhibit A attached hereto (the “Land”), which is improved with an eight (8) story commercial building consisting of approximately 1,133,391 square feet (the “Building”), a parking garage with approximately 170 spaces (the “Garage”), and related facilities and access ways, commonly known as “The Lakeside Technology Center”.

B.     Seller wishes to sell the Property (as defined herein), together with the Appurtenances and Improvements (as defined herein) located thereon and all Personal Property, Leases, Records, Licenses and Permits, Contracts and Intangible Personal Property (all as defined herein), all of which Purchaser desires to acquire.

NOW, THEREFORE, Seller and Purchaser agree as follows:

ARTICLE 1: DEFINITIONS

1.1     Definitions. As used in this Agreement, the following terms shall have the meanings provided for them in this Section 1.1 (any term defined in this Section in the plural shall have the comparable meaning in the singular, and vice versa).

1.1.1     “Actual Knowledge” means (a) with respect to Seller, the actual knowledge of Terence J. Woolfe, Director of Corporate Real Estate, Seller’s representative having ongoing management oversight with respect to the Property, without inquiry or investigation, and (b) with respect to Purchaser, the actual knowledge of Scott E. Peterson, Purchaser’s representative having ongoing management oversight with respect to Purchaser’s due diligence review of the Purchased Assets, without inquiry or investigation.

1.1.2     “Affiliate” means any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Purchaser or Seller, as the case may be; for the purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

1.1.3     “Appurtenances” means all of Seller’s right, title and interest, if any, in and to all air, mineral and riparian rights and all tenements, hereditaments, privileges and appurtenances belonging or in any way appertaining to the Property.

1.1.4     “Assignment of Contracts” means the document described in Subsection 1.1.38(e).

1.1.5     “Assignment of Leases” means the document described in Subsection 1.1.38(d).

1.1.6     “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in the City of Chicago, Illinois.

1.1.7     “Closing” means the consummation of the transaction contemplated by this Agreement.

1.1.8     “Closing Date” means the day on which the Closing shall occur which date shall be a Business Day mutually acceptable to Seller and Purchaser occurring not later than ten (10) Business Days following the expiration of the Due Diligence Period.

1.1.9     “Closing Statement” is the document described in Subsection 1.1.38(i).

1.1.10     “Code” means the Internal Revenue Code of 1986, as amended.

1.1.11     “Contracts” means all subsisting contracts and agreements entered into by Seller or Management Company, or under which Seller or Management Company is bound, or has assumed duties and obligations thereunder, associated with, or used in the ownership, maintenance or operation of, the Property, including personal property leases, and the Flat Fee Agreement with real estate tax counsel (with respect to post-Closing periods), but excluding the Management Agreement (which shall be terminated by Seller), all of which are identified on Exhibit B attached hereto.

1.1.12     “Day” means any calendar day of twenty-four (24) hours, including any Business Day.

1.1.13     “Deposit” is defined in Subsection 3.1.1.

1.1.14     “Due Diligence Period” means the period beginning on the Effective Date and ending at 5:00 p.m. California time, on that date that is thirty (30) Days after the Effective Date.

1.1.15     “Escrow Agent” means the Commonwealth Title Insurance Company.

1.1.16     “Existing Confidentiality Agreement” means the Confidentiality Agreement executed by Purchaser and Seller.

1.1.17     “Financial Statements” means the unaudited 2003, 2004 year end and year to date 2005 and comparison income statements for the Property delivered, or made available, to Purchaser during the Due Diligence Period.

1.1.18     “Hazardous Substance” has the meaning given in Section 7.1.

1.1.19     “Improvements” means all buildings, structures and other improvements owned by Seller and located at the Property on the Effective Date, and, to the extent owned by Seller, all fixtures and all mechanical, heating and air conditioning, electrical and plumbing systems constructed as a part of, and utilized in connection with, and affixed to, such buildings and structures, excluding, however, all trade fixtures and improvements owned by any Tenants.

1.1.20     “Intangible Personal Property” means, to the extent owned by Seller and to the extent assignable (a) all unexpired warranties, guaranties and sureties, if any, received by or inuring to the benefit of Seller in connection with the ownership, improvement, alteration, repair, restoration, replacement, maintenance, operation or use of the Property or any Personal Property or any portion thereof; (b) any and all future awards paid or payable to Seller in condemnation proceedings relating to all or any portion of the Property which are to be paid from and after the Closing Date; (c) all insurance proceeds payable by reason of any damage to or destruction of the Property or any Personal Property from and after the Closing Date; (d) all plans, specifications, drawings and other architectural and engineering data relating to the Property in Seller’s possession; (e) all claims and causes of action relating to the design, construction, maintenance, repair, restoration, replacement, improvement, ownership, use, operation, damage or destruction of the Property, any Personal Property or any other property to be sold to Purchaser pursuant to this Agreement; and (f) all copyrights, trademarks, service marks, logos and trade names and the internet domain address for the Property, including the name “Lakeside Technology Center”.

1.1.21     “Leases” means all subsisting leases and all future leases entered into by Seller in accordance with Subsection 9.1.4 hereunder, under which Seller, as landlord (or having assumed obligations as a landlord) has given rights to occupy any portion of the Property, all of which subsisting leases as of the Effective Date are set forth on the Rent Roll attached hereto as Exhibit C, with all of the Leases subsisting as of the Closing to be shown on the Updated Rent Roll, and including the assignments, amendments, guarantees, renewals or extensions thereof and security deposits, rentals or other monetary payments to be made to Seller as landlord pursuant to the terms of such Leases.

1.1.22     “Licenses and Permits” means, to the extent assignable without consent of third parties, all current licenses, permits, franchises and other government authorizations and approvals, if any, issued to or inuring to the benefit of any Seller by any state, federal or local municipal authorities relating to the use, occupancy, maintenance or operation of the Property or any portion thereof.

1.1.23     “Management Agreement” means the Commercial Property Management and Leasing Agreement dated as of August 14, 2001 between Seller and the Management Company for the management of portions of the Property described therein, as the same may have been amended.

1.1.24     “Management Company” means Insignia/ESG, Inc. (now known as CB Richard Ellis), solely in its capacity as the manager of the Property pursuant to the Management Agreement.

1.1.25     “Monetary Encumbrances” is defined in Section 6.1.

1.1.26     “Permitted Exceptions” means (a) all Title Exceptions deemed Permitted Exceptions under Section 6.1, (b) all matters shown on the Survey and deemed Permitted Exceptions under Section 6.3; (c) all Contracts; (d) all Leases; (e) any lien for real or personal property taxes against the Purchased Assets that are not yet due and payable as of the Closing Date and real or personal property taxes and assessments which are the responsibility of Purchaser under Section 4.4 hereof; (f) the rights of parties in possession pursuant to the Leases described in (d) above; (g) governmental laws, codes, ordinances and restrictions now or hereafter in effect, and (h) such easements, restrictions, rights-of-way, liens, encumbrances, title exceptions or defects as Purchaser has approved or as Purchaser has been deemed to have approved under the provisions of this Agreement.

1.1.27     “Personal Property” means, collectively, all machinery, fixtures, equipment, supplies, inventory, furnishings and other tangible personal property, if any, as may be owned by Seller and located on the Property and used in connection with the operation, repair and maintenance of the Property.

1.1.28     “Property” means, collectively the Building, Garage, Land, Improvements, and Appurtenances.

1.1.29     “Purchased Assets” means (a) the Property; (b) any land lying in the bed of any street, road or avenue adjoining the Land to the centerline thereof, but only to the extent of Seller’s interest, if any, therein; (c) all easements, whether or not recorded, strips and rights-of-way abutting, adjacent to, contiguous with or adjoining the Land, but only to the extent of Seller’s interest, if any, therein; (d) the Personal Property; (e) the Intangible Personal Property; (f) all of Seller’s right, title and interest in and to the Licenses and Permits; (g) Seller’s right and interest, if assignable, in all of the Contracts; and (h) all of the right, title and interest of Seller as the landlord in all Leases.

1.1.30     “Purchase Price” means the sum of one hundred thirty four million six hundred thousand dollars ($134,600,000.00), as adjusted in accordance with this Agreement.

1.1.31     “Purchaser’s Closing Certificate” means a certificate of Purchaser to be delivered at Closing certifying (a) that Purchaser’s representations and warranties as set forth in this Agreement are, as of the Closing, true, accurate and correct in all material respects, and (b) that Purchaser has no Actual Knowledge of the breach of any representation or warranty of Seller made in the Seller’s Closing Certificate.

1.1.32     “Purchaser’s Closing Documents” means the following:

(a)     the Closing Statement;

(b)     certificates as to the existence and good standing of Purchaser and authority of Purchaser to enter into and consummate the transaction contemplated by this Agreement as may be required by the Title Company;

(c)     the Assignment of Leases;

(d)     the Assignment of Contracts;

(e)     Purchaser’s Closing Certificate; and

(f)     such other instruments, agreements and documents as are reasonably required by the Title Company to consummate the Closing as herein provided.

1.1.33     “Records” means all collection and credit records related to the Property, as well as other records and documents relating to the Purchased Assets, to the extent that such records are owned by and are in the possession or control of Seller or any of its respective agents or employees, but excluding (a) any document or correspondence which would be subject to the attorney-client privilege and relates to litigation, the Leases or real property taxes applicable to the Property; (b) any documents pertaining to the marketing of the Property for sale to prospective purchasers; (c) any internal memoranda, reports or assessments of Seller or Seller’s Affiliates relating to Seller’s valuation of the Property; (d) appraisals of the Property whether prepared internally by Seller or Seller’s Affiliates or externally; (e) any documents or items which are not in Seller’s possession and control; and (f) any materials projecting or relating to the future performance of the Property.

1.1.34     “Rent Roll” means the rent roll attached hereto as Exhibit C containing information pertaining to the Leases as of the Effective Date.

1.1.35     “Required Estoppel Certificates” means estoppel certificates and subordination and non-disturbance and attornment agreements from the Tenants pursuant to the Required Leases on the forms attached to their respective Leases, or if none are so attached, substantially in the forms of Exhibit G and Exhibit H attached hereto, modified if required to conform to the provisions of the Required Leases, or as otherwise agreed to by Purchaser, except that no Required Estoppel Certificate shall be deemed defective merely by reason of the fact that a Tenant has qualified any statement contained therein by a “best of knowledge” or similar standard.

1.1.36     “Required Leases” means the Leases with the three (3) Tenants leasing the most square footage in the Building as of the Effective Date and seven (7) of the nine (7) Tenants leasing the next most square footage in the Building as of the date hereof.

1.1.37     “Seller’s Closing Certificate” means a certificate of the Seller to be delivered at Closing certifying (a) that such Seller’s representations and warranties as set forth in Section 8.1 of this Agreement are, as of the Closing, true, accurate and correct in all material respects, and (b) the Updated Rent Roll.

1.1.38     “Seller’s Closing Documents” means the following:

(a)     a Special Warranty Deed substantially in the form of Exhibit D-1 attached hereto (“Deed”) from the Seller conveying to Purchaser good and marketable fee simple title to the Property, subject only to those Permitted Exceptions which pertain to the Property;

(b)     a certificate of non-foreign status substantially in the form attached hereto as Exhibit F signed under penalties of perjury as of the Closing Date by an officer of El Paso Global Networks Company, the parent of Seller (which is disregarded as an entity separate from El Paso Global Networks Company for federal tax purposes) (i) stating that it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) stating that it is not a disregarded entity as defined in Treasury Regulation §1.1445-2(b)(2)(iii), (iii) providing its U.S. Employer Identification Number, and (iv) providing its address, all pursuant to Section 1445 of the Code;

(c)     (i) a Warranty Bill of Sale substantially in the form of Exhibit D-3 attached hereto (“Warranty Bill of Sale”) from Seller transferring and assigning to Purchaser Seller’s interest in the Personal Property with warranty of title and against encumbrances, but without warranty, express or implied, as to the condition, marketability or fitness for a particular purpose, and (ii) a Bill of Sale in the form of Exhibit D-4 attached hereto, without warranty of title, from Seller transferring and assigning such Seller’s interest in any Intangible Personal Property, Licenses, Permits, and Records, to the extent the same are assignable;

(d)     an assignment and agreement of assumption in the form of Exhibit D-5 attached hereto (“Assignment of Leases”) from Seller to Purchaser transferring to Purchaser the landlord’s right, title and interest in, to and under the Leases subsisting at Closing, as identified on the Updated Rent Roll;

(e)     an assignment and agreement of assumption in the form of Exhibit D-6 attached hereto (“Assignment of Contracts”) from Seller to Purchaser transferring to Purchaser Seller’s interest in the Contracts and any contracts entered into pursuant to Subsection 9.1.3 to which Purchaser has provided its written consent or has otherwise agreed to assume and accept, but excluding any Contracts which have terminated by their terms prior to the Closing Date, with an agreement by Purchaser to assume all obligations of Seller that may arise under such Contracts from and after the Closing Date;

(f)     an assignment of each letter of credit held by Seller as security deposits under a Lease, along with the original letter of credit (and Purchaser shall receive a credit at Closing equal to the transfer fee for each such letter of credit to the extent the applicable Tenant is not required to pay such fee);

(g)    a closing statement (“Closing Statement”) providing for the payment of the Purchase Price by Purchaser and detailing the prorations and adjustments to the Purchase Price required under this Agreement;

(h)    a written notice of the acquisition of the Property by Purchaser, signed by Seller, which either Purchaser or Seller may duplicate in sufficient copies for transmittal to all Tenants and to all other parties affected by the sale and purchase of the Property pursuant to this Agreement, including the parties affected by the assignment to Purchaser of the Contracts, advising the addressee of the sale and transfer of the Purchased Assets and containing appropriate instructions relating to the payment of future rentals, the giving of future notices and the responsibility of Purchaser under the Leases, Contracts, Licenses and Permits, and all other matters following the Closing;

(i)     a “bulk sales release” sufficient to release Purchaser from any withholding requirements and tax liability under Section 902(d) of the Illinois Revenue Code or an indemnity reasonably satisfactory to Purchaser in lieu thereof which indemnity will be released upon delivery of appropriate releases;

(j)     a broker’s lien waiver and a property manager’s lien waiver in form sufficient to cause the Title Company to remove any exceptions raised for the lien of any broker or property manager;

(k)    a title insurance policy or marked up Title Commitment in the form required under Section 6.2;

(l)     Seller’s Closing Certificate (including the Updated Rent Roll);

(m)   the Leases, Contracts and Records, as well as keys to the Property (except that such materials may be provided by delivering such materials promptly following the Closing); and

(n)    such other instruments, agreements and documents as are reasonably required by the Title Company to consummate the Closing as herein provided.

1.1.39     “Seller Sharing Agreement” means an agreement regarding sharing future rentals at the Property entered into by Purchaser and Seller dated March 14, 2005, but whose effectiveness is contingent upon the Closing.

1.1.40     “Special Warranty Deed” is defined in Subsection 1.1.38(a).

1.1.41     “Survey” means a survey, certified to Seller, Purchaser and to the Title Company, and legal description of the Property that is prepared by Gremely & Biedermann Surveyors that conforms to the most recently adopted Minimum Standard Detailed Requirements for ALTA/ACSM Land Title Surveys, including Table A, Items 1, 2, 3, 4, 7(a), 7(b)(1), 8, 9, 10, 11(a), 14, 15 and 16.

1.1.42     “Survey Defects” is defined in Section 6.3.

1.1.43     “Tax Agreement” means an agreement regarding real estate taxes at the Property entered into by Purchaser and Seller dated March 14, 2005, but whose effectiveness is contingent upon the Closing.

1.1.44     “Title Commitment” means a commitment to be issued for an ALTA 1970 Form B Owner’s policy of title insurance in form and substance acceptable to Purchaser in its sole discretion (containing the endorsements requested by Purchaser) with insurance in the amount of the Purchase Price issued by the Title Company relating to the Property committing the Title Company to issue such title policy to Purchaser at Closing with no exceptions other than the Permitted Exceptions.

1.1.45     “Title Company” means Commonwealth Title Insurance Company, 888 West Sixth Street, Los Angeles, CA 90017, Attention: Don Hallman.

1.1.46     “Title Exceptions” is defined in Section 6.1.

1.1.47     “Updated Rent Roll” means a rent roll in the same form as the Rent Roll and containing, if applicable, any new information respecting the Leases identified on the Rent Roll and any new Leases, which Updated Rent Roll shall be delivered and certified by Seller to Purchaser on the Closing Date on Seller’s Closing Certificate as complete and correct as of the Closing Date.

1.1.48     “Utilities” means all public utilities, including, but not limited to electricity, telephone, gas, water and sewer services, that are metered at the Property.

1.1.49     “Warranty Bill of Sale” means the document described in Subsection 1.1.39(c)(i).

ARTICLE 2: COVENANT TO SELL AND TO PURCHASE

2.1    Sale of the Purchased Assets. Subject to the terms and conditions of this Agreement, and for the consideration herein set forth, Seller agrees to sell and transfer to Purchaser Seller’s right, title and interest in and to the Purchased Assets, and Purchaser agrees to purchase and acquire the Purchased Assets from Seller.

2.2    As-Is Purchase. EXCEPT AS EXPLICITLY PROVIDED IN SELLERS’ CLOSING DOCUMENTS OR IN SECTIONS 8.1 OR 9.1 OR ELSEWHERE IN THIS AGREEMENT, PURCHASER AGREES TO PURCHASE THE PURCHASED ASSETS IN THEIR “AS-IS”, “WHERE-IS” CONDITION AND “WITH ALL FAULTS” AS THEY EXIST ON THE CLOSING DATE, WITH NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, EITHER ORAL OR WRITTEN, MADE BY SELLER OR ANY AGENT OR REPRESENTATIVE OF SELLER. NEITHER SELLER NOR ANY MEMBER, OFFICER, PERSON, FIRM, AGENT OR REPRESENTATIVE PURPORTING TO REPRESENT SELLER, HAS ASSUMED ANY RESPONSIBILITY WITH RESPECT TO THE CONDITION OR REPAIR OF THE PURCHASED ASSETS EXCEPT AS SET FORTH IN ARTICLE 9. PURCHASER ACKNOWLEDGES THAT SELLER HAS REQUESTED THAT PURCHASER INSPECT, OR CAUSE TO BE INSPECTED, THE PURCHASED ASSETS, AND INVESTIGATE ALL MATTERS RELEVANT THERETO, UP TO AND INCLUDING THE DATE SET FOR CLOSING. IT IS SELLER’S INTENT THAT BY AFFORDING PURCHASER ACCESS TO THE PURCHASED ASSETS AND ALL MATTERS RELEVANT THERETO, PURCHASER WILL HAVE A FULL OPPORTUNITY TO CONSIDER THE INFORMATION ABOUT THE PURCHASED ASSETS. TO THE EXTENT THAT PURCHASER IS EXPECTED TO REVIEW OR WILL HAVE REVIEWED THE PURCHASED ASSETS AND ALL MATTERS RELEVANT THERETO, EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE ACCURACY OR COMPLETENESS, METHODOLOGY OF PREPARATION OR OTHERWISE CONCERNING THE CONTENT OF SUCH MATERIALS. THE PROVISIONS OF THIS SECTION 2.2 SHALL SURVIVE THE CLOSING OR ANY TERMINATION OF THIS AGREEMENT AND SHALL NOT MERGE WITH THE SPECIAL WARRANTY DEED OR OTHER CONVEYANCE OF THE PURCHASED ASSETS AT CLOSING.

2.3    Conveyance of Title. Seller agrees to convey, and Purchaser agrees to accept title to the Property by Special Warranty Deed, subject only to the Permitted Exceptions affecting such portions of the Purchased Assets, and Seller agrees to convey title to the Personal Property by Warranty Bill of Sale with warranty of title and against encumbrances, but without warranty, express or implied, as to the condition, marketability or fitness for a particular purpose of such Personal Property.

ARTICLE 3: DEPOSIT AND PURCHASE PRICE

3.1    Payment of the Deposit, etc. Purchaser shall pay the Purchase Price to Seller as follows:

3.1.1     Within one (1) Business Day of the Effective Date, Purchaser shall deliver to Escrow Agent an amount equal five hundred thousand dollars ($500,000.00) (such amount, together with any interest accrued thereon, being herein referred to as the “Deposit”). If Purchaser elects to terminate this Agreement before the end of the Due Diligence Period for any reason other than a material default by Seller under this Agreement, two hundred fifty thousand ($250,000.00) of the Deposit shall be returned to Purchaser and the balance of the Deposit paid to Seller. If this Agreement is terminated by Purchaser after the end of the Due Diligence Period other than pursuant to a specific termination right granted to Purchaser in this Agreement, the Deposit shall be paid to Seller, provided (a) Seller is not then in material default hereunder, or (b) no event has occurred which would prevent the conditions set forth in Section 13.2 from being fulfilled. If Purchaser terminates (either before or after the end of the Due Diligence Period) and either (x) Seller is in material default, or (b) one of the conditions set forth in Section 13.2 cannot be met, then the Deposit shall be paid to Purchaser (except that if the condition which cannot be met is that the Title Company will not issue an endorsement required by Purchaser, then Seller shall be paid two hundred fifty thousand ($250,000.00) of the Deposit and Purchaser shall be paid the balance). At Closing, the Deposit shall be delivered to Seller.

3.1.2     At Closing, Purchaser shall pay the Purchase Price (a) minus the sum of the amount of the Deposit (which shall be paid to Seller), and (b) plus or minus the amounts of the apportionments made pursuant to Article 4 which shall be reflected in the Closing Statement to be executed by the parties at Closing. Such amount of the Purchase Price, as so adjusted, shall be paid by wire transfer of immediately available funds consisting of United States currency to a bank account designated by the Title Company.

ARTICLE 4: COSTS, ADJUSTMENTS AND APPORTIONMENTS

4.1    Purchaser’s Closing Costs. Purchaser shall pay the following costs:

4.1.1     the fees and disbursements of Purchaser’s counsel, inspecting architects, engineers, environmental consultants and other consultants incurred by Purchaser in inspecting or evaluating the Purchased Assets or any aspect of the transaction contemplated by this Agreement;

4.1.2     one-half (1/2) of any closing charge or escrow fees charged by Escrow Agent, if any, in connection with the transaction contemplated by this Agreement;

4.1.3     any premium charges for any zoning endorsement to the title policy to be issued pursuant to the Title Commitment or any additional premiums for any other special endorsements or for any lenders’ or mortgagees’ policies of title insurance;

4.1.4     any recording fees incurred in connection with the recording of the Special Warranty Deed and any other document delivered by Seller to Purchaser in connection with this transaction; and

4.1.5     one-half (1/2) of all State of Illinois, County of Cook and City of Chicago real estate transfer, stamp or documentary taxes in connection with the conveyance of the Property to Purchaser pursuant to this Agreement.

4.2    Sellers’ Closing Costs. Seller shall pay the following costs:

4.2.1     the fees and disbursements of Seller’s counsel;

4.2.2     all sales or use taxes relating to the transfer of the Personal Property to Purchaser;

4.2.3     one-half (1/2) of any closing charge or escrow fee charged by the Escrow Agent, if any, in connection with the transaction contemplated by this Agreement;

4.2.4     the title insurance premium for the title policy in the form described in Article 6, excluding any endorsements other than the deletion of the standard exceptions;

4.2.5     the cost to recertify the initial survey provided by Seller;

4.2.6     one-half (1/2) of all State of Illinois, County of Cook and City of Chicago real estate transfer, stamp or documentary taxes in connection with the conveyance of the Property to Purchaser pursuant to this Agreement; and

4.2.7     the cost of the initial survey provided by Seller.

4.3    Other Closing Costs. Any other costs or charges incurred by Seller or Purchaser in connection with the Closing and not specifically described in this Agreement shall be paid in accordance with local custom in Chicago, Illinois.

4.4    Taxes and Assessments.

4.4.1     Any real estate, including any special assessments, or personal property taxes for the Property which first become both due and payable on or before the Closing Date shall be paid by Seller on or before Closing. Current taxes shall be prorated and adjusted as of the Closing Date on a cash basis. For example, if Closing occurs on March 31, 2005, then Seller shall be responsible for three twelfths (3/12) of the 2004 taxes which are payable in 2005. To the extent that Seller has paid the entire cash amount of the first half of 2004 taxes due in March, 2005, then Buyer will credit to the Seller one half (1/2) of such taxes paid in March, 2004. Not withstanding the foregoing, if real estate taxes reimbursements from any Tenant are collected on an accrual basis, the real estate taxes applicable to such Tenant shall be prorated on an accrual basis.

4.4.2     Claims for tax refunds or like payments pertaining to periods for which real estate taxes were payable prior to the Closing Date shall be retained by Seller, and shall remain the sole property of Seller, irrespective of when recovered, subject to any reimbursement obligation to Tenants. Claims for tax refunds or like payments pertaining to the real estate taxes payable in the year in which the Closing occurs shall be prorated on the same basis as the taxes for such year, after deducting the reasonable costs of obtaining the same, and the appropriate amount shall be remitted by Seller or Purchaser to the other upon collection of the same, subject to any reimbursement obligation to Tenants. Purchaser shall control the handling of any real estate tax protest or proceeding for periods from and after the Closing (including the year of the Closing). Purchaser agrees to consult with Seller before making any decisions which affect any period for which Seller is responsible for any portion of the real estate taxes. Seller agrees to consult with Purchaser before making any decisions which affect any period for which Purchaser is responsible for any portion of the real estate taxes.

4.5     Utilities. Seller shall endeavor to have the respective companies providing the Utilities read the meters for the Utilities on or immediately prior to the Closing Date. Seller shall be responsible for all charges based on such final meter readings, and Purchaser shall be responsible for all charges thereafter. If such readings are not obtainable, then, until such time as readings are obtained, charges for all Utilities for which readings were not obtained shall be prorated as of the Closing Date based upon the per diem rate obtained by using the last period and bills for such Utilities that are available. Upon the taking of a subsequent actual reading, such apportionment shall be adjusted to reflect the actual per diem rate for the billing period in which the Closing Date falls, and Seller or Purchaser, as the case may be, shall promptly deliver to the other the amount determined to be due upon such adjustment.

4.6     Contracts. Amounts payable by Seller under Contracts shall be prorated as of the Closing Date on a per diem basis, and Purchaser or Seller, as the case may be, shall receive a credit at Closing to the extent such credit can be determined as of the Closing Date, or if such credit cannot be determined as of the Closing Date, Seller or Purchaser, as the case may be, shall remit to the other party or parties such amounts invoiced after the Closing Date for the periods prior to the Closing Date. Amounts due under the Flat Fee Agreement with real estate tax counsel (to the extent not payable by Tenants) shall be prorated as of the Closing Date so that Seller is responsible for amounts due with respect to taxes for the Property which first become both due and payable on or before the Closing Date and Purchaser responsible for amounts due with respect to taxes for the Property which first become both due and payable after the Closing Date. In the case of the Flat Fee Agreement with real estate tax counsel, the Assignment of Contracts shall provide that Seller shall retain the right to direct and control the performance of services under such Flat Fee Agreement to the extent that they relate to claims for refunds of real estate taxes due and payable prior to the Closing Date as set forth in Section 4.4.2.

4.7     Rent and Expense Reimbursements.

4.7.1     Rent payments under all Leases and any other payments received by Seller from Tenants pursuant to the terms of the Leases prior to the Closing Date, including such payments that may have been prepaid, shall be prorated on a daily basis and apportioned based upon the actual number of days for the period for which such payment was made to the end that Seller shall be entitled to retain all rent and other payments paid for any period prior to the Closing Date and Purchaser shall be entitled to any prepayments of rent or other payments allocated to the period on and after the Closing Date.

4.7.2     Rent and other payments due under the Leases that are due and payable but uncollected as of the Closing Date shall be apportioned if and when collected by any party. All such payments received by Seller subsequent to the Closing Date shall be paid by Seller to Purchaser. Any such payments that are delinquent as of the Closing Date, if collected by Purchaser, or if collected by Seller and paid to Purchaser, as provided in the immediately preceding sentence, shall be remitted by Purchaser to Seller to the extent they pertain to periods prior to the Closing Date, provided that (a) the relevant Tenant or third party has paid to Purchaser all such payments due and payable from such Tenant or third party, or (b) the applicable Tenant or third party makes the applicable payments in payment of its past due obligation or otherwise acknowledges it is making payment of past due payments; provided, however, that in the event of a payment by such a Tenant or third party without an indication of the payment’s application, it shall be assumed that such Tenant or third party is making no more than one (1) month’s advance prepayment, and any amount in excess of such amount shall be automatically deemed to be a payment of past due obligations. Purchaser shall use reasonable, good faith efforts to collect and promptly remit to Seller, subject to the immediately preceding sentence, such payments paid or payable under the Leases that are delinquent as of the Closing Date or any other amounts due Seller with respect to the period prior to Closing, and Purchaser shall not waive or discharge any such delinquent payments. Nothing herein contained is intended to obligate Purchaser to institute any action against any Tenant or to exercise any remedy against any Tenant that would terminate such Tenant’s tenancy. Notwithstanding the foregoing, if Purchaser has not collected and remitted to Seller all delinquent payments on or before the date one hundred twenty (120) days after the Closing Date or has not paid to Seller the amount thereof on or before such date, Seller shall thereafter have the right, in its sole discretion, to pursue such remedies as Seller may have at law or in equity (including, without limitation, an action in contract) against the relevant Tenant or third party (provided that, in the case of Tenants, the delinquency appeared on an aging report delivered to Purchaser at Closing and in no event shall Seller be entitled after the Closing Date to institute any action to evict any Tenant or to exercise any remedy against any Tenant that would terminate such Tenant’s tenancy). This Subsection 4.7.2 shall survive the Closing.

4.7.3     Purchaser shall be responsible for preparing any required expense pass through reconciliation with Tenants for the calendar year in which the Closing occurs. Purchaser shall deliver a copy of such reconciliation to Seller promptly following its preparation and shall provide to Seller all back up information requested by Seller. Seller shall remit to Purchaser for delivery to the applicable Tenants such amounts, if any, shown as due and owing by Seller to them for the periods prior to the Closing Date. Purchaser shall use reasonable efforts to collect from the applicable Tenants and remit to Seller such amounts, if any, shown as due and owing by them to Seller for the periods prior to the Closing Date. Nothing herein contained is intended to obligate Purchaser to institute any action against any Tenant or to exercise any remedy against any Tenant that would terminate such Tenant’s tenancy. Notwithstanding the foregoing, if Purchaser has not collected and remitted to Seller all such amounts on or before the date one hundred twenty (120) days after the date due or has not paid to Seller the amount thereof on or before such date, Seller shall thereafter have the right, in its sole discretion, to pursue such remedies as Seller may have at law or in equity (including, without limitation, an action in contract) against the relevant Tenant or third party (provided that, in the case of Tenants, the delinquency appeared on an aging report delivered to Purchaser at Closing and in no event shall Seller be entitled after the Closing Date to institute any action to evict any Tenant or to exercise any remedy against any Tenant that would terminate such Tenant’s tenancy). This Subsection 4.7.3 shall survive the Closing.

4.8     Other Income and Expenses. All other income from, and expenses of, the Property, including but not limited to public utility charges, interest, maintenance charges, and service charges, shall be prorated as of the Closing Date. To the extent that information for any such proration is not available at the Closing, the parties shall effect such proration within the earlier of ninety (90) days after Closing or thirty (30) days after the information first becomes available.

4.9     Security Deposits. Purchaser shall be entitled to a credit against the Purchase Price for the aggregate amount of any cash security deposits held by Seller as of the Closing Date with respect to the Leases. Seller shall promptly notify Purchaser if it applies any security deposit to the obligations of the applicable Tenant before the end of the Due Diligence Period and shall not have the right to apply any security deposit to the obligations of the applicable Tenant after the end of the Due Diligence Period.

4.10     Leasing Commissions. Seller shall pay all leasing or broker’s commissions that have accrued before the Closing Date in connection with any of the Leases, provided, however, that notwithstanding the foregoing, commissions which conform to the immediately succeeding sentence and are payable under any Leases executed after the Effective Date and prior to the Closing Date which are in full force and effect on the Closing Date shall be Purchaser’s sole responsibility, provided, however, that Purchaser has approved of such new Leases and the amount and terms of the commissions as provided herein. Purchaser shall be responsible for all commissions due Seller’s leasing agent with respect to leases entered into after the Closing Date to the extent Seller would be liable for such a commission pursuant to the first sentence of Section 2.5 of the Management Agreement. This Section 4.9 shall survive the Closing.

4.11     Adjustments Following Closing. In the event that final calculations cannot be made for any expense item at Closing, Purchaser and Seller shall estimate the proration at Closing and shall reprorate such items as soon as adequate information is available. Payments in connection with the final adjustments shall be made by Seller or Purchaser, as the case may be, within ten (10) Business Days after notice. This Section 4.10 shall survive the Closing.

ARTICLE 5: DUE DILIGENCE INSPECTION

5.1     Purchaser’s Inspection Rights.

5.1.1     During the Due Diligence Period, Purchaser, or its designees, at Purchaser’s sole risk, cost and expense, shall have the right to enter upon the Property accompanied, at Seller’s election, by an agent of Seller. Upon not less than three (3) Business Day’s prior notice, Purchaser shall notify Seller of its intent to conduct any such inspections (except that only one business day’s notice shall be required for the inspection of documents), and Seller may elect to accompany Purchaser or its agents at such inspection, however, so long as Purchaser has given the aforesaid notice, Purchaser may enter the Property during reasonable business hours, subject to the rights of Tenants or other occupants of the Property, to make, subject to the terms of Article 7 hereof, physical inspections and tests of the Property and Personal Property, including, without limitation, environmental inspection and tests, structural, mechanical, systems or plans and specifications in relation thereto, regardless of whether Seller or its agents accompany Purchaser or its agents. In exercising its rights under this Section 5.1, Purchaser shall (a) take reasonable steps to avoid terminating or otherwise adversely affecting any warranty applicable to the Property, and (b) use its reasonable good faith efforts not to interfere with the Tenants or other occupants of the Property, or the operations of the Property, and Purchaser shall indemnify and hold harmless Seller, Management Company, El Paso Corporation, and EP Connect, L.L.C. from any losses, costs, damages, expenses, judgments, penalties, liabilities or obligations arising out of or in any way incurred in connection with Purchaser’s or its agents’, employees’, contractors’ or representatives’ physical or environmental inspection of the Property, including, without limitation, legal fees and expenses; provided, however, that Purchaser shall have no liability for existing conditions discovered by Purchaser at the Property in connection with its inspections pursuant to this Section 5.1, except as otherwise provided in this Agreement. Purchaser shall not permit any construction or mechanics’ liens to be placed upon the Property and shall hold Seller harmless from any losses, claims or causes of action resulting from any construction or mechanics’ lien claims, including, without limitation, legal fees and expenses. Purchaser shall maintain general liability insurance covering its operations in connection with its inspections and indemnifications under this Section 5.1 against bodily injury and property damage with a minimum combined limit of five million dollars ($5,000,000) per occurrence. Such insurance shall name Seller as additional insured, and copies of Purchaser’s insurance policy or certificates acceptable to Seller, with the coverages required hereby, shall be promptly delivered to Seller upon request. Purchaser shall promptly restore, to conditions existing on the Effective Date, any damage to the Property caused by such inspections and, notwithstanding anything to the contrary in this Agreement, such obligation to indemnify Seller and to restore the Purchased Assets shall survive Closing or the termination or cancellation of this Agreement.

5.1.2     Subject to any applicable disclosure restrictions pursuant to Section 5.2, Seller shall, within five (5) Business Days after the Effective Date, make available for review and copying, at Seller’s home offices, at the Property or at the office of the Management Company, all Records in the possession or control of Seller, Management Company or their respective employees, or if reasonably requested by Purchaser, in writing, Seller shall, in good faith, attempt to secure any of the foregoing in the possession or control of Seller’s current agents or representatives which pertain to the operation of the Property. Seller may make certain Records available electronically or on a compact disc.

5.2     Confidentiality .

5.2.1     The results of Purchaser’s inspections shall be kept strictly confidential, and shall be deemed to be Confidential Information, pursuant to the terms of the Existing Confidentiality Agreement, provided, however, that such Confidential Information and other results of Purchaser’s inspection notwithstanding anything contained in the Existing Confidentiality Agreement to the contrary, may be disclosed to Purchaser’s partners, agents, officers or employees, as well as its legal counsel, accounting firms, the Securities and Exchange Commission, financial institutions, government authorities (subject to the provisions of Section 5.2.2), mortgagees and their real estate and mortgage brokers, investors, consultants and contractors (so long as the aforesaid nongovernmental parties also execute a confidentiality agreement similar to the Existing Confidentiality Agreement) whom Purchaser shall inform of the confidential nature of any such information. The terms of Section 5.2 shall survive any termination or cancellation of this Agreement for a period coterminous with the Existing Confidentiality Agreement; provided, however, that notwithstanding anything contained in the Existing Confidentiality Agreement to the contrary, for the same coterminous period, Purchaser may disclose such Confidential Information and other results of its inspections of the Purchased Assets to any person(s) so long as such person(s), other than governmental parties, execute a confidentiality agreement in substantially the same form as the Existing Confidentiality Agreement (naming Seller as beneficiaries thereof) and copies of such are delivered to Seller.

5.2.2     Purchaser shall keep confidential the nature and the results of all its work related to the environmental condition of the Property and shall not disclose any matter related to inspections, tests, surveys, and studies to any third party, whether or not the transaction contemplated herein is closed, except as otherwise provided in Section 5.2.1 hereof or as otherwise provided below. Except as expressly provided herein, prior to the Closing, all reports or other submittals to governmental agencies regarding the environmental condition of the Property shall be made by Seller and not by Purchaser. However, notwithstanding anything herein contained to the contrary, in the event Purchaser is required to disclose any such information to any governmental entity pursuant to applicable law, or to any other third party pursuant to any hazard communication standard or other occupational health or safety standard as required by state or federal law or regulations, prior to disclosing the same, Purchaser shall notify Seller in writing and provide Seller with copies of all information which Purchaser intends to so disclose. To the extent reasonably possible, such notice and information shall be provided to Seller by Purchaser in writing at least five (5) Business Days prior to the disclosure of same to any such governmental entity. Seller shall be given the right to attend and participate in any meeting Purchaser may have with any such governmental entity regarding the Property.

5.2.3     No party shall make any press release or other public announcement regarding the matters contained in this Agreement or the negotiation or execution of this Agreement without the prior consent of the other party prior to Closing unless required by law (in which case the party may make the required disclosure and an accompanying press release but shall consult with the other party before doing so).

5.3      Purchaser’s Right to Terminate. If on or prior to the expiration of the Due Diligence Period, Purchaser has decided, in its sole and absolute discretion, not to purchase the Purchased Assets for any reason whatsoever or no reason, Purchaser shall, in writing, notify Seller and Escrow Agent of its decision, and upon such notice duly given under this Agreement, this Agreement shall terminate, except that those provisions which by their terms are expressly required to survive shall survive such termination. If no such notice is received prior to the expiration of the Due Diligence Period, Purchaser shall be deemed to have elected to proceed to Closing in accordance with the terms of this Agreement. Within ten (10) days following any election by Purchaser to terminate this Agreement, Purchaser shall deliver to Seller, without representation or warranty, copies of all third party final written inspection reports in its possession or control or in the possession or control of its members, officers, employees, agents, as well as its legal counsel, accounting firms, and financial institutions, which have been obtained or generated in connection with Purchaser’s inspections, which obligation shall survive the termination of this Agreement.

ARTICLE 6:      TITLE AND SURVEY

6.1      Title Commitment. Seller has made available to Purchaser a title commitment, together with legible copies of all documents listed in such title commitment as exceptions to title (“Title Exceptions”). Promptly following the Effective Date, Purchaser shall order the Title Commitment. Any mortgage or other encumbrance entered into by Seller which secures the payment of money or any lien claim arising from the actions of Seller is herein referred to as a “Monetary Encumbrance”. All matters and exceptions shown in the Title Commitment (other than Permitted Exceptions of the type described in clauses (a) through (h) of the definition of Permitted Exceptions) and not objected to in writing by Purchaser within twenty (20) Days following the Effective Date shall be deemed to be Permitted Exceptions which may be shown on the final title policy. Seller shall pay and discharge (or in the case of mechanics’, materialmen’s or other statutory liens, provide a bond or other assurances in form reasonably satisfactory to Purchaser covering the payment or discharge) all Monetary Encumbrances at or before Closing so as to be deleted from the title policy to be issued at Closing pursuant to the Title Commitment. If

Purchaser delivers a written objection to any other title matter or exception within the aforesaid twenty (20) Day period, then Seller shall, within five (5) Days thereafter, notify Purchaser in writing of which objections Seller will attempt to cure and Seller shall have twenty (20) Days from the date of receipt of Purchaser’s notice of objection in which to cure such objections and to cause the Title Commitment to be reissued or updated to reflect that such claimed defects have been cured or will be removed or insured over in the title policy in a manner satisfactory to Purchaser. Except for the Monetary Encumbrances which Seller has agreed to pay and discharge or assure the payment and discharge as provided above, Seller shall have no obligation to cure any title objection and shall have no obligation to expend any monies to cure same, and any failure to pay, discharge or cure any title objection shall not be or be deemed to be a breach of this Agreement by Seller. If Seller fails to cure all such objections that are timely made by Purchaser within the twenty (20) Day period referred to above, then Purchaser shall be entitled, at Purchaser’s option, to either (a) proceed with the transaction and accept conveyance expressly subject to the title matter which was the subject of the objection, which shall then be deemed a “Permitted Exception”, or (b) terminate this Agreement by notice in writing to Seller within five (5) Days after the expiration of the twenty (20) Day period. Failure of Purchaser to give such notice of termination in writing within such five (5) Day period shall be deemed an election to so proceed with the purchase, subject to the satisfaction or waiver of the other contingencies contained in this Agreement. If any exceptions to title first appear of record after the Title Commitment is issued and prior to the Closing Date, Purchaser and Seller shall follow the procedures specified herein except that Purchaser shall have two (2) days from the date it has knowledge of the exception to object, Seller shall have two (2) days to elect whether it will cure and five (5) days to complete such cure and Purchaser shall have two (2) days from notice that Seller will not or cannot cure to make its election; the Closing Date shall be postponed, if necessary, to complete such steps.

6.2      Issuance of Coverage. At the Closing, Seller shall cause to be delivered to Purchaser (a) a title insurance policy with extended coverage (but, with respect to unrecorded liens, only over liens arising from contracts entered into by Landlord) issued by the Title Company as of the Closing Date providing the owner’s coverages and in the amounts and having the terms and conditions required by this Agreement, or (b) in lieu thereof, the Title Commitment marked up and signed by the Title Company in which the Title Company undertakes to issue such title insurance.

6.3      Survey. Seller has delivered a survey to Purchaser. Promptly following the Effective Date, Purchaser shall order the Survey and provide the surveyor with a copy of the Title Commitment and copies of all documents listed in such Title Commitment as exceptions to title. If the Survey shows an encroachment or shows any matter which is not acceptable to Purchaser (a “Survey Defect”), Purchaser, within twenty (20) Days from the Effective Date, may deliver to Seller written notice of any Survey Defect to which it objects or Purchaser shall be deemed to have waived any right to such objection. Seller shall, within five (5) Days thereafter, notify Purchaser in writing of which objections Seller will attempt to cure and Seller have twenty (20) Days following the date of receipt of Purchaser’s notice of objections, if any, to cure such Survey

Defect(s) or to cause the Title Company to commit to insure over such Survey Defect(s) in a manner reasonably satisfactory to Purchaser; provided, however, Seller shall have no obligation to cure any Survey Defect and shall have no obligation to expend any monies to cure same. If Seller fails to do so, Purchaser may, within five (5) Days after the end of such twenty (20) Day period, elect to either terminate this Agreement by delivering written notice thereof to Seller within said five (5) Day period or be deemed to have accepted the Property “as-is” and proceed to consummate the transaction under this Agreement, subject to the satisfaction or waiver of the other contingencies contained herein. If any Survey Defects first appear after the date of the Survey and prior to the Closing Date, Purchaser and Seller shall follow the procedures specified herein except that Purchaser shall have two (2) days from the date it has knowledge of the Survey Defect to object, Seller shall have two (2) days to elect whether it will cure and five (5) days to complete such cure and Purchaser shall have two (2) days from notice that Seller will not or cannot cure to make its election; the Closing Date shall be postponed, if necessary, to complete such steps. All Survey Defects to which Purchaser makes no objection or which Purchaser accepts or has been deemed to have accepted, shall, at Closing, be deemed “Permitted Exceptions”.

6.4      Discharges. Seller shall, at its expense, on or before Closing, cause any financing statements, tax liens and or judgments covering the Purchased Assets other than the Property (as shown on any UCC, tax lien or judgment search, a copy of which shall be delivered by Purchaser to Seller at Purchaser’s expense not later than twenty (20) Business Days prior to the Closing Date) to be terminated, discharged or bonded over at Closing. If Purchaser causes an update of searches which reflects any new financing statement, tax lien or judgment, Seller may postpone the Closing, without any additional expense to Purchaser, for not more than five (5) Business Days to obtain a termination or discharge of such new item.

ARTICLE 7: ENVIRONMENTAL REVIEW, DISCLOSURE, DISCLAIMER, ASSUMPTION OF LIABILITY, AND RELEASE

7.1      Information, Definitions of Environmental Terms. Within five (5) Business Days after the Effective Date, Seller shall make available to Purchaser all surveys and reports, if any, in the possession of Seller regarding the environmental condition of the Property, including, but not limited to, any reports pertaining to the former presence and/or removal of any underground storage tanks, and/or current or historic presence on the Land or Improvements of Hazardous Substances. A “Hazardous Substance” for purposes of this Agreement shall mean asbestos or asbestos-containing products, polychlorinated biphenyls, petroleum or petroleum based products, or any substance or material defined or designated as hazardous or toxic waste, hazardous or toxic material, a hazardous, toxic or radioactive substance, a contaminant, or other similar term, by any federal, state or local environmental statute, regulation or ordinance presently in effect, including, but not limited to, the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., and the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq. Seller shall make the surveys and reports available to Purchaser, at Seller’s home offices, at the Property or at the offices of the Management Company during normal business hours.

7.2      Disclaimer. ANY REPORTS PROVIDED TO PURCHASER PURSUANT TO THIS ARTICLE 7 ARE PROVIDED TO PURCHASER TO ASSIST IN PURCHASER’S OWN ASSESSMENT OF THE PROPERTY AND ARE PROVIDED FOR INFORMATIONAL PURPOSES ONLY. SELLER CANNOT AND DOES NOT WARRANT THE COMPREHENSIVENESS OR COMPLETENESS OF THE REPORTS. This Section 7.2 shall survive Closing.

7.3      “As-Is, Where-Is” Nature of Transaction. EXCEPT AS EXPLICITLY PROVIDED IN SELLERS’ CLOSING DOCUMENTS, OR IN SECTIONS 8.1 OR 9.1 OR ELSEWHERE IN THIS AGREEMENT, PURCHASER SHALL, AT CLOSING, TAKE THE PURCHASED ASSETS ON AN “AS-IS, WHERE-IS, WITH ALL FAULTS” BASIS, WITH NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, EITHER ORAL OR WRITTEN, MADE BY SELLER OR ANY AGENT OR REPRESENTATIVE OF SELLER WITH RESPECT TO THE PHYSICAL OR STRUCTURAL CONDITION OF THE PURCHASED ASSETS OR WITH RESPECT TO THE EXISTENCE OR ABSENCE OF HAZARDOUS SUBSTANCES ON, UNDER, OR AFFECTING THE PROPERTY OR THE GROUND WATER THEREUNDER OR WITH RESPECT TO THE COMPLIANCE OF THE PURCHASED ASSETS OR ITS PRESENT OR PAST OPERATION WITH ANY LAWS, ORDINANCES OR REGULATIONS OF ANY GOVERNMENT OR OTHER BODY. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPLICITLY STATED IN SELLER’S CLOSING DOCUMENTS, OR IN SECTIONS 8.1 OR 9.1 HEREOF, OR ELSEWHERE IN THIS AGREEMENT, SELLER HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATIONS, WARRANTIES, OR COVENANTS OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE HABITABILITY, TENANTABILITY OR SUITABILITY FOR COMMERCIAL PURPOSES, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, ALL OF WHICH WARRANTIES SELLER HEREBY EXPRESSLY DISCLAIMS. THIS DISCLAIMER SHALL NOT BE LIMITED BY SELLER’S PROVISION TO PURCHASER OF ANY INFORMATION REGARDING THE PROPERTY. This Section 7.3 shall survive Closing or any termination of this Agreement and shall not merge with the Special Warranty Deed or other conveyance of the Purchased Assets at Closing.

7.4      Environmental and Other Inspections. If Purchaser engages a contractor to conduct (a) inspections and tests of the environmental conditions of the Property, (b) any physically intrusive testing (such as roof or floor coring) or (c) any testing of generators, battery back up systems or any other equipment which might cause an interruption of services or otherwise adversely affect Tenants or other occupants of the Property during the Due Diligence Period, Purchaser shall utilize only reputable and adequately insured contractors. Seller and Purchaser acknowledge that Purchaser may wish to obtain and analyze environmental samples as part of its investigation of the environmental condition of the Property. If Purchaser desires to do such environmental work, any physically intrusive testing (such as roof or floor coring) or any testing of generators, battery back up systems or any other equipment which might cause an interruption of services or otherwise adversely affect Tenants or other occupants of the Property, it shall deliver to Seller for review and comment by Seller or Seller’s designee, a copy of the most detailed scope of work available to Purchaser. Such scope of work shall be delivered to Seller or its designees as soon as practicable after it is finalized by Purchaser, but in no event less than five (5) Business Days prior to the time such work is to commence. Purchaser’s scope of work shall include detailed site investigation protocols for technical items (e.g. method of sample acquisition, procedures related to equipment decontamination, sample chain of custody, laboratory qualifications, analytical methods, laboratory quality assurance/quality control procedures, data validation procedures, data analysis procedures, etc.). Seller shall promptly review the proposed scope of work and shall approve or disapprove the scope of work within three (3) Business Days after receipt of such notice, such approval not to be unreasonably withheld; Seller’s failure to notify Purchaser of its disapproval shall be deemed to be Seller’s approval thereof. Purchaser shall use the approved scope of work to conduct all site investigations. The term “reputable and adequately insured contractor(s)” as used in this Agreement and the use of the words “reputable and adequately insured” as applicable to any contractor, representative or agent of Purchaser or Seller in this Agreement shall mean a contractor, representative, or agent who shall be (a) reputable and adequately insured with respect to the nature and extent of the scope of its work and presence on the Property (such insurance including, unless otherwise agreed among the parties hereto, general liability insurance against bodily injury and property damage with a minimum combined limit of five million dollars ($5,000,000) per occurrence, including amounts covered by any umbrella policies); (b) familiar with all rules and regulations, including federal, state, or local rules or regulations relating to the procedure, assessment, study, inspection, or test which it is undertaking in connection with the Agreement; and (c), to the extent required by applicable law, licensed or qualified under applicable law to undertake the action it is taking in connection with this Agreement. This Section 7.4 shall survive Closing.

7.5     Reports of Purchaser’s Findings, Confidentiality. If the transaction contemplated by this Agreement is not consummated, Purchaser shall promptly deliver to Seller, without representation or warranty, copies of all verified data and every third party final written report or findings obtained or generated prior to Closing by Purchaser as a result of Purchaser’s investigation of the environmental condition of the Property, and Purchaser shall cause the Property to be restored to substantially the condition that existed prior to any activities of Purchaser or its agents or contractors which altered the condition of the Property.

ARTICLE 8: REPRESENTATIONS AND WARRANTIES

8.1     Seller’s Representation and Warranties. Seller hereby represents and warrants to Purchaser the truth and accuracy on the Effective Date of each of the following:

8.1.1     Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is authorized to transact business in the State of Illinois and has full power and authority to enter into this Agreement and the Seller Closing Documents and convey the interests in the Purchased Assets owned by it as herein described.

8.1.2     The execution and delivery of this Agreement and consummation of the transactions contemplated hereby are or will be duly authorized by all necessary limited liability company acts on the part of the Seller.

8.1.3     There are no condemnation or eminent domain proceedings or, to Seller’s Actual Knowledge, other litigation or proceeding pending or threatened against Seller with respect to the Property or against any other Purchased Asset, except as disclosed on Exhibit E attached hereto.

8.1.4     Seller has not received written notice of violation of any applicable law, as the same relates to the Property, which violation remains unremedied, except as disclosed on Exhibit E attached hereto.

8.1.5

(a)     There are no Contracts except those described in Exhibit B attached hereto,

(b)     The Contracts listed on Exhibit B are in full force and effect and have not been amended except as disclosed in Exhibit B, and

(c)     Except as disclosed in Exhibit B, neither Seller nor, to Seller’s Actual Knowledge, any other party to any Contract is in default thereunder, to Seller’s Actual Knowledge, no event has occurred which, with the passage of time or giving of notice, or both, could constitute a default under any Contract, and neither Seller nor any other party to any Contract is claiming any such default.

8.1.6     There are no leases, possession agreements or other agreements relating to the leasing or occupancy of the Property or any portion thereof except for the Leases identified on the Rent Roll or that will be identified on the Updated Rent Roll.

8.1.7     The Leases listed on the Rent Roll are in full force and effect.

8.1.8     Rent and other sums payable under the Leases listed on the Rent Roll have been paid in accordance with the terms of such Leases and no Tenants identified on the Rent Roll have made a payment of rent more than one (1) month in advance, except as otherwise disclosed in Exhibit C.

8.1.9     There are no security deposits held by Seller under any of the Leases other than those identified in the Rent Roll or that will be identified on the Updated Rent Roll, and no portion of any such security deposit has been applied by Seller against delinquent rent or otherwise to cure a default of a Tenant under any Lease, except as identified on the Rent Roll.

8.1.10     Except as otherwise described in the Rent Roll, neither Seller nor, to Seller’s Actual Knowledge, any of the Tenants under any of the Leases listed on the Rent Roll is in default thereunder as of the date of the Rent Roll, to Seller’s Actual Knowledge, no event has occurred which, with the passage of time or giving of notice, or both, could constitute such a default, and neither Seller nor any Tenant is claiming any such default.

8.1.11     No Tenant identified on the Rent Roll is entitled to any free rent, rent concession, rebate, abatement or set off or offset against rent except as disclosed in the Leases or the Rent Roll.

8.1.12     No commission is currently due and owing with respect to any of the Leases and no commission shall be due in the future with respect to any of the Leases, except with respect to options to expand or renew in the Lease with Alltel Information Services, Inc. which have not been exercised as of the Effective Date.

8.2     Purchaser’s Representations and Warranties. Purchaser hereby represents and warrants to Seller the truth and accuracy on the Effective Date of each of the following:

8.2.1     Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Maryland, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized.

8.2.2     Purchaser is solvent and has not made an assignment for the benefit of creditors, nor has Purchaser filed, or has had filed against it, a petition in bankruptcy or receivership.

8.2.3     Purchaser has no Actual Knowledge that any of the statements contained in Seller’s representations and warranties in Section 8.1 are materially untrue.

8.3     Survival of Representations and Warranties.

8.3.1     Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties of Seller set forth in Section 8.1 and Seller’s liability under Section 8.1 will survive the Closing for a period of nine (9) months from the Closing Date. With respect to any suit, claim or cause of action that Purchaser has or may have as a result of any alleged untruth, inaccuracy or breach of such representations or warranties under Section 8.1, Purchaser must give Seller written notice of any such claims in each instance prior to the expiration of such nine (9) month period. In the event Purchaser fails to provide such notice within such nine (9) month period, Seller shall have no liability whatsoever to Purchaser with respect to the representations and warranties set forth in Section 8.1. Purchaser will not have any right to bring any suit, claim or cause of action against Seller as a result of any alleged untruth, inaccuracy or breach of such representations and warranties under Section 8.1 unless and until the aggregate amount of all liability and losses arising out of all such untruths, inaccuracies and breaches exceeds two hundred fifty thousand dollars ($250,000). Purchaser agrees to first seek recovery under any insurance policies, and Contracts (but shall not be required to seek recovery from a Tenant) prior to seeking recovery from Seller, and Seller shall not be liable to Purchaser for such untruths, inaccuracies and/or breaches under Section 8.1 if Purchaser’s claim is satisfied from such insurance policies, or Contracts; provided that during the period Purchaser is making any such effort to recover from such third parties, the nine (9) month period set forth above shall be tolled until such time as a final determination regarding such third party claims is made. In addition, notwithstanding anything to the contrary contained in this Agreement or any of the Seller’s Closing Documents, in no event shall Seller’s liability for all such untruths, inaccuracies and/or breaches under Section 8.1 exceed, in the aggregate, five million dollars ($5,000,000).

8.3.2     Notwithstanding anything to the contrary contained in this Agreement, Seller shall have no liability with respect to any of Seller’s representations, warranties and covenants herein if, prior to the Closing, Purchaser has Actual Knowledge of any breach of a representation, warranty or covenant of Seller herein, or Purchaser obtains Actual Knowledge (from whatever source as a result of Purchaser’s due diligence tests, investigations and inspections of the Property or the Records; or as a result of written disclosure by Seller or any of Seller’s agents, representatives or employees) that contradicts any of Seller’s representations, warranties or covenants herein (and the representations and warranties of Seller shall be deemed modified thereby to be accurate), and Purchaser nevertheless consummates the transaction contemplated by this Agreement (in which event any such breach or contradiction shall be deemed waived by Purchaser).

8.4     Seller’s Closing Certificate. For purposes of the delivery of Seller’s Closing Certificate, Seller’s representations and warranties in Section 8.1 shall be certified to be true and accurate in all material respects on the Closing Date and those representations and warranties with respect to the Rent Roll in Subsections 8.1.6 through 8.1.10 shall be modified to certify the “Updated Rent Roll” as of the Closing Date and the “Tenants”, as identified on such Updated Rent Roll.

ARTICLE 9: SELLER’S PRE-CLOSING COVENANTS

9.1     Operations of the Property Prior to Closing. Until Closing, and provided that this Agreement has not been terminated or cancelled, Seller shall:

9.1.1     keep the Property and Personal Property insured or cause the Property and Personal Property to be kept insured against fire and other hazar ds covered by extended coverage endorsements, and maintain or cause to be maintained comprehensive public liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property, in each case with such coverages, insurance companies and limits of liability as are maintained as of the Effective Date;

9.1.2     operate and maintain the Property in the ordinary course of business and consistent with past practices and, subject to the casualty loss provisions of Article 10, make any and all repairs and replacements to the Property as reasonably are required to deliver the Property to Purchaser at Closing in its present condition, normal wear and tear and damages from the elements excepted;

9.1.3     not, without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed (a) enter into third party Contracts relating to the Property except in the ordinary course of business and in accordance with reasonably prudent business practices and only if such third party Contracts are cancelable on thirty (30) Days’ written notice, or (b) amend or terminate any existing Contracts except as permitted in this Agreement, provided that, from and after the expiration or earlier termination of the Due Diligence Period and provided Purchaser has elected or is deemed to have elected to purchase the Purchased Assets, Seller shall not execute any new Contracts or amend or terminate any existing Contracts without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole and absolute discretion;

9.1.4     continue its present rental program and efforts to rent vacant space (and Seller agrees deliver to Purchaser copies of any new Leases entered into by Seller after the Effective Date and prior to the end of the Due Diligence Period along with information concerning tenant improvements costs and leasing commissions with respect to such Leases and unless Purchaser elects to terminate this Agreement in accordance with Section 5.3, Purchaser shall be deemed to have approved of all such Leases), provided that, from and after the expiration or earlier termination of the Due Diligence Period and provided Purchaser has elected or is deemed to have elected to purchase the Purchased Assets, Seller shall not execute any new leases or amend, terminate or accept the surrender of any new or existing tenancies or approve any subleases or consent to the assignment of any lease without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole and absolute discretion; and

9.1.5     (a) not transfer or convey all or any portion of the Purchased Assets without the prior consent of Purchaser, other than normal retirement of items of Personal Property in the ordinary course of business, or (b) not grant or permit any easements, liens, mortgages, encumbrances or other interests with respect to all or any portion of the Purchased Assets without the prior written consent of Purchaser; Purchaser’s approval may be deemed given in the same manner as described in Subsection 9.1.4 hereinabove.

ARTICLE 10: DAMAGE, DESTRUCTION OR CONDEMNATION

10.1     Material Event. If, prior to Closing, any material amount of the rentable portion of the Property (i.e., more than ten percent (10%) is destroyed by fire or other casualty, or is taken, or if any of the Tenants has the right to terminate its Lease as a result of such fire or other casualty, or if proceedings are initiated by any governmental authority under power of eminent domain as to such portion of the Property, then Purchaser may elect, by written notice to Seller and to the Title

Company, to terminate this Agreement within ten (10) Days of receipt of notice from Seller of such event of damage, destruction, taking or initiation of such proceedings. If Purchaser fails to give such written notice within such ten (10) Day period to Seller and to the Title Company, the Closing shall, subject to the satisfaction or waiver of the other contingencies contained in this Agreement, occur on the Closing Date and at the Purchase Price provided for in Article 3. At Closing, following any fire or other casualty, Seller will assign to Purchaser the physical damage proceeds (and, to the extent applicable to the period after the Closing, any rental and/or business interruption proceeds) of any insurance policies payable to Seller, including any proceeds payable with respect to the Personal Property. At such Closing, Purchaser shall receive a credit against the Purchase Price for the amount of any deductible under any casualty insurance policy carried by Seller against such loss, if any, and for any other uninsured portion of such damage or destruction. If Purchaser has elected to close following notice of the initiation of eminent domain proceedings, Purchaser shall receive an assignment of Seller’s portion of the condemnation award attributable to the Purchased Assets up to the amount of the Purchase Price.

10.2     Immaterial Event. If, prior to Closing, any portion of the Property or the Personal Property is destroyed by fire or other casualty or is taken or threatened to be taken under power of eminent domain and if Purchaser is not entitled to elect to terminate this Agreement pursuant to Section 10.1 above, Purchaser shall, subject to the satisfaction or waiver of the other contingencies contained in this Agreement, close this transaction on the Closing Date and at the Purchase Price, and Seller will assign to Purchaser the physical damage proceeds (and, to the extent applicable to the period after the Closing, any rental and/or business interruption proceeds) of any insurance policies payable to Seller, or Seller’s portion of any condemnation award, provided that Purchaser shall receive at Closing a credit against the Purchase Price for the amount of any deductible under any casualty insurance policy and for any other uninsured portion of such damage or destruction.

ARTICLE 11: DEFAULT

11.1     Purchaser’s Default.

11.1.1     If Purchaser shall default under this Agreement (other than by failing to close the transaction contemplated by this Agreement) and if the default continues for more than two (2) Business Days following Purchaser’s receipt of written notice from Seller specifying such default, Sellers shall be entitled to seek an injunctive relief.

11.1.2     If Purchaser shall default under this Agreement by failing to close the transaction contemplated by this Agreement on the Closing Date other than pursuant to the exercise of a specific termination right granted to Purchaser in this Agreement and provided Seller is not then in material default hereunder, the amount of the Deposit specified in Section 3.1.1 of this Agreement, if any, shall be promptly released to Seller by the Escrow Agent as liquidated damages and as Seller’s sole and exclusive remedy with respect to such default. Seller and Purchaser agree that such portion of the Deposit is a fair and reasonable amount to be retained by Seller as agreed and liquidated damages in light of the Seller’s removal of the Property from the market and the costs incurred by Seller, and that the Deposit shall not constitute a penalty or forfeiture.

11.2     Seller’s Default. If Seller refuses or fails to convey the Purchased Assets as herein provided for any reason other than (a) a default or a pending default by Purchaser, (b) any other provision of this Agreement that permits Seller to terminate this Agreement or otherwise relieve Seller of the obligation to convey the Purchased Assets, Purchaser shall elect as its sole remedy either (i) to seek specific performance of Seller’s obligations hereunder, or (ii) to terminate this Agreement and recover the amount of the Deposit then held by Escrow Agent and reimbursement by Seller for all direct, actual, reasonable third party out-of-pocket costs incurred by Purchaser in connection with Purchaser’s investigation of the Purchased Assets prior to or after the Effective Date, including, but not limited to, legal fees, costs of environmental inspections and testing, up to a maximum amount of such third party out-of-pocket costs not to exceed in any case one hundred seventy five thousand dollars ($175,000.00).

11.3     Consequential and Punitive Damages. Each of Seller and Purchaser waive any right to sue the other for any consequential or punitive damages for matters arising under this Agreement. This Section 11.3 shall survive Closing or termination of this Agreement.

ARTICLE 12: BROKERS

12.1     Representation and Indemnity. Except to the extent that Purchaser has pre-registered an authorized broker who has entered into a written commission agreement with Seller, Purchaser and Seller each represents that all negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by the parties to this Agreement directly without the intervention of any third party, and such negotiations and the consummation of the transaction contemplated by this Agreement will not result in any liability by any party for any finder’s fees, brokerage commissions or other similar fees. Each party shall indemnify and hold the other party or parties harmless against any claim for brokerage or finders’ fees or other commissions or similar fees resulting from actions of the indemnitor which are not in accordance with the preceding sentence. Seller shall pay two hundred and fifty thousand dollars ($250,000.00) to CB Richard Ellis, Purchaser’s broker, and Purchaser shall pay any additional amounts owed to CB Richard Ellis. The foregoing indemnity shall survive the Closing or earlier termination of this Agreement.

ARTICLE 13: CLOSING, ETC.

13.1     Closing. The Closing shall occur at the offices of the Title Company at noon, local time, on the Closing Date, or at such other time and location as the parties shall agree upon. The sale shall be closed through escrow with the Escrow Holder in accordance with the general provisions of the usual form of escrow agreement used in similar transactions by such holder with special provisions inserted (a) as may be required to conform with this Agreement and (b) as the parties may otherwise agree. Seller and Purchaser hereby designate Title Company as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Code and agree to execute such documentation as is reasonably necessary to effectuate such designation.

13.2     Conditions For Purchaser’s Benefit. The obligations of Purchaser to consummate the transaction contemplated hereby are subject to the following conditions, any of which, if not fulfilled by the Closing or as otherwise provided herein, shall entitle Purchaser (at its option) to terminate this Agreement and receive the Deposit as specified in Section 3.1.1 of this Agreement:

13.2.1     The transactions contemplated under this Agreement to be effected on the Closing Date shall not have been restrained or prohibited by any injunction or order or judgment rendered by any court or other governmental agency of competent jurisdiction and no governmental moratorium, statute, or regulation is effected after the end of the Due Diligence Period that would materially and adversely affect the Property or use or operation thereof.

13.2.2     The Title Company is unconditionally committed to issue a title policy based upon the Title Commitment (modified as required by this Agreement) subject only to the Permitted Exceptions upon payment of the applicable premium.

13.2.3     Seller shall have timely complied with its obligations hereunder and is not then in default hereunder beyond any applicable notice or cure period.

13.2.4     All warranties and representations made by Seller herein shall have been and remain truthful in all material respects.

13.2.5     Purchaser shall have received, on or before the Closing Date, the Required Estoppel Certificates.

13.2.6     No material default shall have occurred since the end of the Due Diligence period. and shall be continuing beyond any applicable notice and cure period with respect to any of the Required Leases.

13.3     Conditions for Seller’s Benefits. The obligations of Seller to consummate the transaction contemplated hereby are subject to the following conditions which, if not fulfilled by the Closing or as otherwise provided herein, shall entitle Seller, at its option, to terminate the Agreement.

13.3.1     The transactions contemplated under this Agreement to be effected on the Closing Date shall not have been restrained or prohibited by any injunction or order or judgment rendered by any court or other governmental agency of competent jurisdiction.

13.3.2     Purchaser shall have timely complied with its obligations hereunder.

13.3.3     All warranties and representations made by Purchaser herein shall have been and remain truthful in all material respects.

13.4     Seller’s Deliveries. At the Closing, Seller shall (a) deliver duly executed copies of Seller’s Closing Documents to Purchaser or to the Title Company, as the case may be, against receipt of the Purchase Price and Purchaser’s Closing Documents, and (b) take or cause to be taken all necessary actions required to be taken by Seller to deliver possession of the Purchased Assets to Purchaser on the terms set forth in this Agreement.

13.5     Purchaser’s Deliveries. At the Closing, Purchaser shall (a) pay the Purchase Price as adjusted pursuant to this Agreement and deliver duly executed copies of Purchaser’s Closing Documents to Seller or to the Title Company, as the case may be, against receipt from Seller of Seller’s Closing Documents, and (b) take or cause to be taken all necessary actions required to be taken by Purchaser to accept possession of the Purchased Assets and to assume the liabilities and obligations required to be assumed by Purchaser pursuant to the terms of this Agreement and Purchaser’s Closing Documents.

13.6     Further Assurances. Each of the parties agrees to do, execute, acknowledge and deliver all such further acts, instruments, and assurances, and to take all such further actions before or after the Closing as shall be necessary or desirable to fully carry out this Agreement and to fully consummate and effect the transactions contemplated hereby.

ARTICLE 14: NOTICES

14.1     Form of Notices. Any notice required or permitted to be given under this Agreement must be given in writing and shall be deemed given (a) when hand delivered or sent by confirmed facsimile transmission during business hours of the sender, or (b) within one (1) Business Day following pick up by Emery Air Freight, Airborne, Federal Express or similar nationally recognized overnight express service, in either case addressed to the parties at their respective addresses referenced below:

If to Seller:

Lakeside Purchaser LLC

Attn.: Terence J. Woolfe, Esq.

Director, Corporate Real Estate

c/o El Paso Corporation

1001 Louisiana Street, Suite W1020B

Houston, Texas 77002

Phone No. (713) 420-2994

Facsimile No. (713) 420-6242

with a copy to:	Seyfarth Shaw LLP Attn.: Jeffrey B. Schamis, Esq. 55 East Monroe Street, Suite 4300 Chicago, Illinois 60603 Phone No.(312) 781-8648 Facsimile No. (312) 269-8869

If to Purchaser:	Scott Peterson
Digital Realty Trust
2730 Sand Hill Road, Suite 280
Menlo Park, CA 94025
Phone No. (650) 233-3616
Facsimile No. (650) 233-3601

with a copy to:	Brian Aronson
Mayer, Brown Rowe & Maw LLP
350 South Grand Avenue, 25th Floor
Los Angeles, CA 90071
Phone No. (213) 229-5151
Facsimile No. (213) 625-0248

or, in each case, to such other address for a party as such party may from time to time designate by giving notice in writing to the other party or parties.

ARTICLE 15: MISCELLANEOUS

15.1     Time of Essence. Time is of the essence of this Agreement.

15.2     Governing Law. The validity, meaning and effect of this Agreement shall be determined in accordance with the laws of the State of Illinois without giving effect to principles of conflict of laws.

15.3     Counterparts. This Agreement may be executed and delivered by facsimile signature in any number of counterparts, without the necessity that all parties execute the same counterpart, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument. Seller and Purchaser shall submit to each other original counterparts of their facsimile signatures within five (5) Days of the Execution Date.

15.4     Recording. Neither Purchaser nor Seller may record this Agreement or any memorandum thereof.

15.5     No Partnership. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest.

15.6     Captions; References. The captions of this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, or describe the scope of this Agreement to the scope or content of any other provisions. Unless otherwise stated, references in this Agreement to Articles or Sections are to the Articles and Sections of this Agreement

15.7     Attorneys’ Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs upon the issuance of a final order, no longer subject to appeal, rendered by a court of competent jurisdiction.

15.8     Proper Execution. The submission by Seller to Purchaser of this Agreement in unsigned form shall be deemed to be a submission solely for Purchaser’s consideration and not for acceptance and execution. Such submission shall have no binding force or effect, shall not constitute an offer or option, and shall not confer any rights upon Purchaser or impose any obligation upon Seller, irrespective of any reliance thereon, change of position or partial performance. The submission by Seller of this Agreement for execution by Purchaser, and the actual execution and delivery thereof by Purchaser to Seller, shall similarly have no binding force and effect on Seller, unless and until Seller shall have executed this Agreement and a counterpart of this Agreement, as executed by Purchaser, shall have been delivered to Seller. Neither party hereto shall be deemed to have drafted this Agreement.

15.9     Survival. Notwithstanding any earlier termination or cancellation of this Agreement, delivery of the Special Warranty Deed or expiration of this Agreement, the indemnities, liability, obligations and covenants of Seller or Purchaser set forth in any provisions of this Agreement expressly stating that they survive Closing, shall survive Closing according to the terms of this Agreement and shall not merge into the Special Warranty Deed executed in connection with the Closing, except as expressly excepted herein.

15.10     Allocation of the Purchase Price. Seller and Purchaser agree for the purpose of making the requisite filings under Section 1060 of the Code and Treasury Regulations promulgated thereunder, to allocate the Purchase Price (as adjusted under this Agreement) and any liabilities assumed by Purchaser under this Agreement to Class V assets (i.e., land and depreciable property). Seller and Purchaser each agree to report the federal, state and local income and other tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060) in a manner consistent with the terms of this Agreement and shall not take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, investigation or otherwise unless required to do so by applicable law after notice to and discussions with the other Party, or with such other Party’s prior consent.

15.11     No Third Party Rights. Nothing in this Agreement, express or implied is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any rights or remedies entered into by reason of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

15.12     Entire Agreement. This Agreement, including, without limitation, the Exhibits attached hereto, contains the entire agreement among the parties related to the transactions contemplated hereby, and all prior or contemporaneous agreements, understandings, representations, or statements, oral or written, are superceded hereby.

15.13     Modifications. No waiver, modification, amendment, discharge, or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such waiver, modification, amendment, discharge, or change is sought.

15.14     Assignability. Purchaser may not assign its rights under this Agreement, without the prior written consent of Seller, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Purchaser shall have the right to assign its interest in this Agreement to an Affiliate without Seller’s consent, provided that the original Purchaser remains liable for the obligations of Purchaser under this Agreement. Seller shall have no right to assign its rights or duties under this Agreement.

15.15     Partial Invalidity. Any provision of this Agreement which is unenforceable or invalid or the inclusion of which would adversely affect the validity, legality, or enforcement of this Agreement, shall be of no effect, but all the remaining provisions of this Agreement shall remain in full force and effect.

15.16     Jurisdiction. Each of the parties hereto agrees that any legal or equitable action or proceeding with respect to this Agreement, or any agreement represented herein or entered in connection herewith or the transactions contemplated hereby shall be brought only in any court of the State of Illinois, or in any court in the United States of America sitting in Chicago, Illinois, and each of the parties hereto hereby submits to and accepts generally and unconditionally the jurisdiction of those courts with respect to such party’ person and property, and irrevocably consents to the service of process in connection with any such action or proceeding by the mailing thereof by registered or certified mail, postage prepaid to each party at such party’ address set forth above. Nothing in this paragraph shall affect the right of any party hereto to serve process in any other manner permitted by law the right of any party hereto. Each party hereby irrevocably waives any objection to the laying of venue of any such action or proceeding in the above described courts.

15.17     Calculation of Time. Whenever any determination is to be made or action to be taken on a date specified in this Agreement, if such date shall fall upon a day that is not a Business Day, the date for such determination or action shall be extended to the first Business Day immediately thereafter.

15.18     Information and Audit Cooperation. At Purchaser’s request, at any time after the Closing, Seller shall provide to Purchaser’s designated independent auditor reasonable access to the books and records of the Property, and all related information regarding the period for which Purchaser is required to have the Property audited, and Seller shall use reasonable efforts to cause its former property manager under the Management Agreement to provide to such auditor a representation letter regarding the books and records of the Property, in substantially the form of

Exhibit I attached hereto, in connection with the normal course of auditing the Property in accordance with generally accepted auditing standards.

15.19     Board Approval. The parties acknowledge that the transaction contemplated by this Agreement is subject to the approval of Purchaser’s Board of Directors, which approval shall be granted or withheld (and if withheld and if such withholding is timely communicated to Seller, this Agreement shall be terminated) during the Due Diligence Period.

SELLER:

LAKESIDE PURCHASER, LLC

By:	/s/ DAVID LELAND

Its:	Executive VP
Dated:	3/14/05

PURCHASER:

DIGITAL REALTY TRUST, L.P., a Maryland limited partnership

By:	Digital Realty Trust, Inc., a Maryland corporation, its General Partner

	By:	/s/ SCOTT PETERSON

	Its:	Authorized Signatory
	Dated:	3/14/05

The undersigned Escrow Agent hereby agrees to hold the Deposit in escrow pursuant to the terms of this Agreement for delivery or release under the following terms and conditions: (i) Escrow Agent is authorized and directed to release the Deposit to the Seller upon the consummation of the Closing; or (ii) in the alternative, Escrow Agent is authorized and directed to release the Deposit in accordance with mutual written instructions from Seller and from Purchaser. It is understood and agreed that such written instruction shall clearly indicate the payee, method of delivery and amount.

In the event of a dispute as to the disposition of the Deposit, Escrow Agent is authorized and directed to follow one of the following courses of action, which action Escrow Agent may take at its sole discretion: (i) Escrow Agent may file an interpleader action as provided by law and upon depositing such monies held under this Agreement, with the appropriate court, Escrow Agent shall be released from any further liability under this Agreement, or (ii) Escrow Agent may hold the Deposit until it is in receipt of written instructions signed by the Seller and Purchaser which shall direct and authorize the disposition of the Deposit to the same party or until such time as an order of court of competent jurisdiction which constitutes a final determination as to the disposition of the Deposit. It is understood and agreed that should Escrow agent file an interpleader action, it may charge the Deposit for reasonable attorneys’ fees and court costs.

ESCROW AGENT

COMMONWEALTH TITLE INSURANCE COMPANY

By:

Its:

Dated: